Exhibit 99.4

Agreement

About the Settlement of Litigations

among

1.	Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen,

2.	Mr. Wilhelm K. T. Zours, business adress: Deutsche Balaton AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg

3.	Deutsche Balaton AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg

4.	Delphi Unternehmensberatung AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg

5.	VV Beteiligungen AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg

6.	ABC Beteiligungen AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg

7.	Deutsche Balaton Biotech AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

8.	SPARTA AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

9.	Strawtec Group AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

10.	Heidelberger Beteiligungsholding AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

11.	Altech Advanced Materials AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

12.	Ming Le Sports AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg,

- the Parties at 3. to 12. hereinafter together „Balaton-Companies“ -

and

13.	Maruho Deutschland GmbH, Hemmelrather Weg 201, 51377 Leverkusen

Preamble:

Biofrontera AG is a biopharmaceutical company specializing in the development and sale of dermatological drugs and medical cosmetics. The shares of Biofrontera AG are traded in the regulated market in Germany.

The Parties at 3 to 13 hold at the moment the following number of shares in Biofrontera AG (without taking into account Biofrontera ADR):

Party	Number of Shares held
Deutsche Balaton AG	2,141,275
Delphi Unternehmensberatung AG	8,350,030
VV Beteiligungen AG	0
ABC Beteiligungen AG	128,906
Deutsche Balaton Biotech AG	618,187
SPARTA AG	4,084,941
Strawtec Group AG	1,000
Heidelberger Beteiligungsholding AG	1,200
Altech Advanced Materials AG	1,000
Ming Le Sports AG	1,000
Maruho Deutschland GmbH	13,399,965

The Party at 2. holds (indirectly) the majority of the shares of the Balaton-Companies. As a result, their shares of Biofrontera AG are allocated to him.

Between Biofrontera AG and the other Parties are the following litigations pending as follows:

Plaintiff	Defendant	Court at the moment	File Number	Subject
Deutsche Balaton AG	Biofrontera AG	Higher Regional Court Cologne (OLG Köln)	18 U 182/17	Legal challenge of resolutions of the annual general meeting of Biofrontera AG dated May 24, 2017 (in particular against agenda item 6, authorized capital II with the possibility to exclude the subscription right of shareholders)
Deutsche Balaton AG	Biofrontera AG	District Court Cologne (LG Köln)	82 O 91/18	Legal challenge of resolutions of the annual general meeting of Biofrontera AG dated July 11, 2018 and confirmation that specific resolution were validly adopted
DELPHI Unternehmensberatung AG	Biofrontera AG	District Court Cologne (LG Köln)	82 O 75/19	Legal challenge of resolutions of the annual general meeting of Biofrontera AG dated July 10, 2019 and confirmation that specific resolution were validly adopted
ABC Beteiligungen AG	Biofrontera AG	District Court Cologne (LG Köln)	82 O 53/20	Legal challenge of resolutions of the annual general meeting of Biofrontera AG dated May 28, 2020 and confirmation that specific resolution were validly adopted
Biofrontera AG	● Deutsche Balaton AG, ● Wilhelm Konrad Thomas Zours, ● Delphi Unternehmensberatung AG, ● VV Beteiligungen AG, ● ABC Beteiligungen AG, ● Deutsche Balaton Biotech AG	United States District Court for the Southern District of New York	Case 1:18-cv-05237-LAP	Biofrontera filed on June 11, 2018 a lawsuit arguing violation of US securities laws and other provisions.

Beyond the litigations there are differences about the proper composition of the supervisory board of Biofrontera AG.

Pursuant to the articles of Biofrontera AG its supervisory board composes of six members to be elected by the gerenal meeting. Regularly, new supervisory board are to be elected in the next annual general meeting.

The Parties intend to settle the litigations and to reach an agreement about the other differences.

This having said, the Parties agree to the following:

1.	The relevant plaintiff of the litigation mentioned in the preamble shall withdraw the litigation within 10 working days following the condition precedent pursuant to paragraph 2 has been fulfilled. The relevant defendants shall agree to the withdrawal of the litigations without delay. Each Party of the litigations mentioned in the preamble shall bear the costs of its legal and other advisors in the event of the withdrawal of the litigations. The costs of the court of the relevant litigation shall be borne by each plaintiff and defendants 50/50.

2.	The provision pursuant to paragraph 1 is a condition precedent to the point in time when the following persons have been elected by the general meeting of Biofrontera AG as members of the supervisory board with a term ending with the general meeting resolving about the discharge for the fiscal year 2025:

a.	Dr. Heikki Lanckriet

b.	Dr. Helge Lubenow

c.	Mrs Prof. Franca Ruhwedel

d.	Mr Karlheinz Schmelig

e.	Dr. Jörgen Tielmann

f.	Mr Wilhelm K. T. Zours

If such an election has not been passed by December 31, 2021 at the latest, the condition precedent can no longer occur and paragraph 1 cannot come into effect.

3.	In the event that paragraph 1 comes into effect, Biofrontera AG shall withdraw the application regarding the authorized capital II resolved by the general meeting on May 24, 2017 under agenda item 6 without delay. Should the autorized capital however be recorded in the commercial register, Biofrontera shall not exercise it.

4.	The Balaton-Companies on the one side and Maruho Deutschland GmbH on the other side agree to each other but not in relation to Biofrontera AG by way of a single voting rights agreement for this particular event to vote with all the shares mentioned in the preamble for the elections of the persons mentioned in paragraph 2 in the next general meeting of Biofrontera AG. This particular voting rights agreement expires on December 31, 2021. If Balaton-Companies and/or Maruho Deutschland GmbH dispose(s) of shares mentioned in the preamble earlier they shall transfer the obligation to the acquirer(s) accordingly. The Balaton-Companies on the one side and Maruho Deutschland GmbH on the other side agree to each other but not in relation to Biofrontera AG not to challenge the elections of the persons mentioned in paragraph 2 following the general meeting and not to cause third parties to challenge the elections and not to propose any other person for election as member of the supervisory board pursuant to sections 126, 127 German Stock Corporation Act and not to cause a third party to do so.

5.	The persons mentioned in paragraph 2 informed the Parties that with exception of Mr Wilhelm K. T. Zours nobody of the persons mentioned in paragraph 2 is open for election of the chairman of the supervisory board. At the moment, the only person willing to be elected as chairman of the supervisory board is Mr Wilhelm K. T. Zours. Biofrontera AG agreed to include in the inviation to the general meeting in which the persons mentioned in paragraph 2 are proposed to be elected as members of the supervisory board under the agend item „Elections to the Supervisory Board“ the following text:

“Among the candidates Mr Zours declared that he will run for the chairman of the supervisory board. For this reason it shall be proposed in the constitutive meeting of the supervisory board to elect Mr Wilhelm K. T. Zours as chairman of the supervisory board.”

(„Von den Kandidaten hat sich Herr Zours bereit erklärt, für die Wahl des Aufsichtsratsvorsitzenden zu kandidieren, so dass in der konstituierenden Aufsichtsratssitzung vorgeschlagen werden soll, Herrn Wilhelm K. T. Zours zum Vorsitzenden des Aufsichtsrats zu wählen.“)

6.	Biofrontera AG will publish the conclusion of this Agreement pursuant to the agreed language enclosed to this Agreement. The Parties agree not to publish any statement to the content or the conclusion of this Agreement, irrespective of the form or via what medium beyond the agreed language, falsifying it or contradicting it.

7.	Miscellaneous

a.	This Agreement is subject to the laws of the Federal Republic of Germany.

b.	Exclusive venue of courts for all dispute arising out or in connection with this Agreement is Cologne, to the extent legally possible.

c.	Any assigment of rights or claims pursuant to or in connection with this Agreement requires the prior written approval by the relevant other Party.

d.	Amendsments or supplements to this Agreement require written form if the law does not prescribe a stronger form. This shall also apply for a waiver of the written form requirement or its amendment.

e.	Should a provision of this Agreement be ineffectiv and/or not be enforceable or should a provision of this Agreement become ineffectiv and/or not be enforceable this shall not affect the effectiveness of the other provisions. Instead of the ineffective or not enforceable provision another appropriate provision shall apply which to the extent legally possible comes as close as possible to the economic purpose of the ineffective or not enforceable provision agreed by the Parties. This shall also apply if the ineffectiveness of a provision relates to a measure of an obligation or time (period or point in time) included in this Agreement; in such event, this shall be replaced by another measure which comes as close as possible to the actually agreed measure which is legally possible. The aforementioned regulation shall apply accordingly if a gap appears in the conduction of this Agreement.

Signature Page (Part 1 of 3)

Heidelberg, November 17, 2021

/s/ Wilhelm K. T. Zours
Wilhelm K. T. Zours

Heidelberg, November 17, 2021	Heidelberg, November 17, 2021

/s/ Rolf Birkert	/s/ Wilhelm K. T. Zours
/s/ Alexander Link
Deutsche Balaton Aktiengesellschaft	DELPHI Unternehmensberatung AG
represented by its board members Rolf Birkert and Alexander Link	represented by its board member Wilhelm K. T. Zours

Heidelberg, November 17, 2021	Heidelberg, November 17, 2021

/s/ Wilhelm K. T. Zours	/s/ Rolf Birkert
VV Beteiligungen AG	ABC Beteiligungen AG
represented by its board member Wilhelm K. T. Zours	represented by its board member Rolf Birkert

Heidelberg, November 17, 2021	Heidelberg, November 17, 2021

/s/ Rolf Birkert	/s/ Philipp Wiedmann
/s/ Eva Katheder
Deutsche Balaton Biotech AG	SPARTA AG
represented by its board member Rolf Birkert	represented by its board members Philipp Wiedmann and Eva Katheder

Heidelberg, November 17, 2021	Heidelberg, November 17, 2021

/s/ Hansjörg Plaggemars	/s/ Ralph Bieneck
Strawtec Group AG	Heidelberger Beteiligungsholding AG
represented by its board member Hansjörg Plaggemars	represented by its board member Ralph Bieneck

Heidelberg, November 17, 2021	Heidelberg, November 17, 2021

/s/ Hansjörg Plaggemars	/s/ Andreas Danner
Altech Advanced Materials AG	Ming Le Sports AG
represented by its board member Hansjörg Plaggemars	represented by its board member Andreas Danner

Signature Page (Part 2 of 3)

Leverkusen, November 19, 2021

/s/ Takaharu Kato
Maruho Deutschland GmbH
represented by its managing director Takaharu Kato

Signature Page (Part 3 of 3)

Leverkusen, November 17, 2021	Leverkusen, November 17, 2021

/s/ Prof. Dr. Lübbert	/s/ Dr. Ulrich Granzer
/s/ Ludwig Lutter
Biofrontera AG	Biofrontera AG
represented by its board members Prof. Dr. Lübbert and Ludwig Lutter	represented by its supervisory board
in turn represented by its chairman
Dr. Ulrich Granzer

Enclosure – Agreed Language (German):

Leverkusen, XX. November 2021 –

Die Biofrontera AG befindet sich seit einem Jahr in einem Mediationsverfahren mit Herrn Wilhelm K. T. Zours und der Deutsche Balaton AG, um eine Lösung für die Beilegung von Rechtsstreitigkeiten und weiteren Differenzen zu finden (siehe Ad hoc-Meldung vom 11. September 2020). Herr Zours ist mittelbarer Großaktionär der Biofrontera AG, wobei er die Aktien an der Biofrontera AG über verschiedene Unternehmen (nachfolgend „Deutsche Balaton-Gruppe“) hält. Weiterer Großaktionär ist die Maruho Deutschland GmbH, ein Tochterunternehmen der Maruho Co. Ltd., Japan. In der kommenden ordentlichen Hauptversammlung der Biofrontera AG am 14. Dezember 2021 stehen turnusgemäß Neuwahlen zum Aufsichtsrat an. Im Rahmen des Mediationsverfahrens wurde zwischen der Deutsche Balaton-Gruppe und dem amtierenden Aufsichtsrat der Biofrontera AG Einvernehmen über die Aufsichtsratskandidaten gefunden. Der amtierende Aufsichtsrat beabsichtigt deshalb, der Hauptversammlung folgende Kandidaten zur Wahl vorzuschlagen:

a.	Herr Dr. Heikki Lanckriet

b.	Frau Dr. Helge Lubenow

c.	Frau Prof. Franca Ruhwedel

d.	Herr Karlheinz Schmelig

e.	Herr Dr. Jörgen Tielmann

f.	Herr Wilhelm K. T. Zours

Von den Kandidaten hat sich Herr Zours bereit erklärt, für die Wahl des Aufsichtsratsvorsitzenden zu kandidieren.

Maruho Deutschland GmbH unterstützt den Vorschlag des amtierenden Aufsichtsrats. Die Unternehmen der Deutsche Balaton-Gruppe und die Maruho Deutschland GmbH haben sich einmalig verpflichtet, in der kommenden Hauptversammlung für die Wahl der vorgenannten Kandidaten zu stimmen.

Die Biofrontera AG einerseits und Herr Zours und die Unternehmen der Deutsche Balaton-Gruppe andererseits haben sich zudem wechselseitig im Rahmen eines Vergleichs verpflichtet („Vergleich“), alle zwischen ihnen anhängigen Klageverfahren durch Klagerücknahme zu beenden. Der Vergleich sieht ferner vor, dass das von der Hauptversammlung der Biofrontera AG am 24.05.2017 unter TOP 6 beschlossene genehmigte Kapital II, das Gegenstand einer anhängigen Anfechtungsklage ist und das ohnehin bis zum 23.05.2022 befristet wäre, auch nach der Klagerücknahme nicht zu nutzen. Um sicherzustellen, dass die Gesellschaft künftig die Möglichkeit zu einer weiteren Kapitalaufnahme hat, wird die Deutsche Balaton AG ein Ergänzungsverlangen zur kommenden Hauptversammlung stellen und die Schaffung entsprechender Kapitalermächtigungen vorschlagen. Nicht Gegenstand des Vergleichs ist eine Überprüfung der Hintergründe des Börsengangs der Biofrontera Inc. in den USA. Der Vergleich steht unter der aufschiebenden Bedingung, dass die vorgenannten Kandidaten bis spätestens am 31.12.2021 in den Aufsichtsrat der Biofrontera AG gewählt werden.

Enclosure – Agreed Languare (english):

Leverkusen, November XX, 2021 -

Biofrontera AG has been in mediation proceedings with Mr Wilhelm K. T. Zours and Deutsche Balaton AG for a year in order to find a solution for the settlement of legal disputes and other differences (see ad hoc announcement of 11 September 2020). Mr. Zours is an indirect major shareholder of Biofrontera AG, holding the shares in Biofrontera AG through various companies (hereinafter "Deutsche Balaton Group"). Another major shareholder is Maruho Deutschland GmbH, a subsidiary of Maruho Co. Ltd, Japan. At the upcoming Annual General Meeting of Biofrontera AG on 14 December 2021, new elections to the Supervisory Board will be held as scheduled. In the course of the mediation process, agreement was reached between the Deutsche Balaton Group and the incumbent Supervisory Board of Biofrontera AG on the candidates for the Supervisory Board. The incumbent Supervisory Board therefore intends to propose the following candidates for election at the Annual General Meeting:

a.	Dr. Heikki Lanckriet

b.	Dr. Helge Lubenow

c.	Mrs. Prof. Franca Ruhwedel

d.	Mr Karlheinz Schmelig

e.	Dr. Jörgen Tielmann

f.	Mr Wilhelm K. T. Zours

Of the above candidates, Mr. Zours declared his willingness to stand for election as Chairman of the Supervisory Board.

Maruho Deutschland GmbH supports the proposal of the incumbent Supervisory Board. The companies of the Deutsche Balaton Group and Maruho Deutschland GmbH have made a one-time commitment to vote in favor of the election of the aforementioned candidates in the upcoming Annual General Meeting. Biofrontera AG, on the one hand, and Mr. Zours and companies of the Deutsche Balaton Group, on the other hand, have also mutually agreed in a settlement ("Settlement") to terminate all lawsuits pending between them by withdrawing their claims. The Settlement also provides that the Authorized Capital II resolved by the Annual General Meeting of Biofrontera AG on 24 May 2017 under agenda item 6, which is the subject of a pending action for rescission and which would in any case be limited until 23 May 2022, is not to be used even after the withdrawal of the action. In order to ensure that Biofrontera AG will be able to raise further capital in the future, Deutsche Balaton AG will apply for an amendment to the agenda of the next shareholders meeting and propose the adoption of a respective authorized capital. The settlement does not include a review regarding the background of the IPO of Biofrontera Inc. in the USA. The settlement is subject to the condition precedent that the aforementioned candidates are elected to the Supervisory Board of Biofrontera AG by 31 December 2021 at the latest.